EXHIBIT 1.1


                  VAN KAMPEN UNIT TRUSTS, MUNICIPAL SERIES 635

                                 TRUST AGREEMENT

                              Dated: March 8, 2007

         This Trust Agreement among Van Kampen Funds Inc., as Depositor, The Bank of New York, as Trustee, Standard & Poor's Securities Evaluations, Inc., as Evaluator, and Van Kampen Asset Management, as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Van Kampen Focus Portfolios Municipal Series, Effective for Unit Investment Trusts Established On and After May 3, 2001 (Including Van Kampen Focus Portfolios, Municipal Series 347 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

          1. The Bonds listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

          2. The fractional undivided interest in and ownership of a Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under "Summary of Essential Financial Information-General Information_Number of Units" in the Prospectus Part I for such Trust.

          3. The aggregate number of Units described in Section 2.03(a) for a Trust is that number of Units set forth under "Summary of Essential Financial Information--General Information--Number of Units" in the Prospectus Part I for such Trust.

          4. The term "First Settlement Date" shall mean the date set forth in footnote 2 under "Summary of Essential Financial Information" in the Prospectus
Part I for a Trust.

          5. The term "Monthly Distribution Date" shall mean the "Distribution Dates" set forth under "Summary of Essential Financial Information--Estimated Distributions--Monthly Distributions" in the Prospectus Part I for a Trust.

          6. The term "Monthly Record Date" shall mean the "Record Dates" set forth under "Summary of Essential Financial Information--Estimated Distributions--Monthly Distributions" in the Prospectus Part I for a Trust.

          7. The term "Semi-Annual Distribution Date" shall mean the "Distribution Dates" set forth under "Summary of Essential Financial Information--Estimated Distributions--Semi-Annual Distributions" in the Prospectus Part I for a Trust.

          8. The term "Semi-Annual Record Date" shall mean the "Record Dates" set forth under "Summary of Essential Financial Information--Estimated Distributions--Semi-Annual Distributions" in the Prospectus Part I for a Trust.

          9. The term "Evaluator" shall mean Standard & Poor's Securities Evaluations, Inc. and its successors in interest, or any successor evaluator appointed as provided in the Standard Terms and Conditions of Trust.

         10. The term "Supervisor" shall mean Van Kampen Asset Management and its successors in interest or any successor supervisor appointed as provided in the Standard Terms and Conditions of Trust.

         11. Section 3.05 is amended by adding the following subsection immediately after Section 3.05(f):

         "(g) Notwihstanding any of the previous provisions, if a Trust has elected to be taxed as a regulated investment company under the United States Internal revenue code of 1986, as amended, the Trustee is directed to make any distribution or take any action necessary in order to maintain the qualification of the Trust as a regulated investment company for federal income tax purposes or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust."

         12. The following shall be added to Section 3.07 of the Standard Terms and Conditions of Trust immediately following Section 3.07(h):

         "(i) if the Trust has elected to be taxed as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, that such sale is necessary or advisable (a) to maintain the qualification of the Trust as a regulated investment company or (b) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust.

         In the event a Security is sold pursuant to any provisions of this
Section 3.07 as a direct result of serious adverse credit factors affecting the issuer of such Security and the Trust has elected to be taxed as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, then the Depositor may, but is not obligated, to direct the reinvestment of the proceeds of the sale of such Security in any other securities which meet the criteria necessary for inclusion in such Trust on the Initial Date of Deposit."

         13. With respect to an Investment Grade Municipal Trust and a California Investment Grade Trust only, Section 3.14(a) and (b) shall be replaced in their entirety with the following:

                  "(a) The Replacement Bonds (i) shall be bonds issued by states or territories of the United States or political subdivisions thereof which shall have the benefit of an exemption from United States federal taxation of interest to an extent equal to or greater than that of the Bonds they replace and, in the case of a State Trust, shall have the benefit of an exemption from state taxation to an extent equal to or greater than that of the Bonds they replace, (ii) shall have a fixed maturity date (whether or not entitled to the benefits of any sinking, redemption, purchase or similar fund) within the maturity range, if any, specified in the Prospectus for the Trust, (iii) must be purchased at a price that results in a current return as of the Date of Deposit at least equal to that of the Failed Contract Bonds they replace, (iv) must be purchased at a price that results in a yield to maturity of the Date of Deposit at least equal to that of the Failed Contract Bonds they replace and (v) shall be payable as to principal and interest in United States currency.

                   (b) Each Replacement Bond shall have a rating by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc. at least equal to the minimum rating specified in the Prospectus for inclusion in the related Trust on the Date of Deposit or be comparably rated by any other nationally recognized credit rating service rating debt obligations which shall be designated by the Depositor and shall be satisfactory to the Trustee."

         14. The paragraph immediately following Section 3.14(e) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

         "Notwithstanding anything to the contrary in this Section 3.14, no substitution of Replacement Bonds will be made if such substitution will adversely affect the federal income tax status of the related Trust."

         15. The Standard Terms and Conditions of Trust shall be amended to include the following section:

         "Section 3.18. Regulated Investment Company Election. Regulated Investment Company Election. If the Prospectus for a Trust states that such Trust intends to elect to be treated and to qualify as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, the Trustee is hereby directed to make such elections and take all actions, including any appropriate election to be taxed as a corporation, as shall be necessary to effect such qualification or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise tax on the Trust or on undistributed income in the Trust. The Trustee shall make such reviews of each Trust portfolio as shall be necessary to maintain qualification of a particular Trust as regulated investment company and to avoid imposition of tax on a Trust or undistributed income in a Trust, and the Depositor and Supervisor shall be authorized to rely conclusively upon such reviews."

         16. The Trustee's annual compensation as set forth under Section 7.04, for each distribution plan shall be that amount set forth under the section entitled "Summary of Essential Financial Information--Expenses--Trustee's Fee" in the Prospectus Part I for a Trust.

         17. Section 9.01 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

       "Section 9.01. Amendments. (a) This Indenture may be amended from time to time by the Depositor and Trustee or their respective successors, without the consent of any of the Unitholders, (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision contained herein, (ii) to make such other provision in regard to matters or questions arising hereunder as shall not materially adversely affect the interests of the Unitholders or (iii) to make such amendments as may be necessary (a) for the Trust to continue to qualify as a regulated investment company for federal income tax purposes if the Trust has elected to be taxed as such under the United States Internal Revenue Code of 1986, as amended, or (b) to prevent the Trust from being deemed an association taxable as a corporation for federal income tax purposes if the Trust has not elected to be taxed as a regulated investment company under the United States Internal Revenue Code of 1986, as amended. This Indenture may not be amended, however, without the consent of all Unitholders then outstanding, so as (1) to permit, except in accordance with the terms and conditions hereof, the acquisition hereunder of any Bonds other than those specified in the Schedules to the Trust Agreement or (2) to reduce the aforesaid percentage of Units the holders of which are required to consent to certain of such amendments. This Indenture may not be amended so as to reduce the interest in a Trust represented by Units (whether evidenced by Certificates or held in uncertificated form) without the consent of all affected Unitholders.

         (b) Except for the amendments, changes or modifications as provided in
Section 9.01(a) hereof, neither the parties hereto nor their respective successors shall consent to any other amendment, change or modification of this Indenture without the giving of notice and the obtaining of the approval or consent of Unitholders representing at least 66 2/3% of the Units then outstanding of the affected Trust. Nothing contained in this Section 9.01(b) shall permit, or be construed as permitting, a reduction of the aggregate percentage of Units the holders of which are required to consent to any amendment, change or modification of this Indenture without the consent of the Unitholders of all of the Units then outstanding of the affected Trust and in no event may any amendment be made which would (1) alter the rights to the Unitholders as against each other, (2) provide the Trustee with the power to engage in business or investment activities other than as specifically provided in this Indenture, (3) adversely affect the tax status of the Trust for federal income tax purposes or result in the Units being deemed to be sold or exchanged for federal income tax purposes or (4) unless the Trust has elected to be taxed as a regulated investment company for federal income tax purposes, result in a variation of the investment of Unitholders in the Trust.

         (c) Unless the Depositor directs that other notice shall be provided, the Trustee shall include in the annual report provided pursuant to Section 3.06 notification of the substance of such amendment."

         18 Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, no Unitholder may elect to have Units redeemed through an In Kind Distribution within thirty (30) days of any Trust termination pursuant to Section 9.02.

         IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

                              VAN KAMPEN FUNDS INC.


                             By /s/ JOHN F. TIERNEY
                   -------------------------------------------
                               Executive Director

                           VAN KAMPEN ASSET MANAGEMENT

                             By /s/ JOHN F. TIERNEY
                   -------------------------------------------
                               Executive Director

                 STANDARD & POOR'S SECURITIES EVALUATIONS, INC.


                             By /s/ JAMES R. RIEGER
                      ------------------------------------
                                 Vice President

                              THE BANK OF NEW YORK

                             By /s/ MICHAEL KAUFHERR
                        ---------------------------------
                                 Vice President

                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                  VAN KAMPEN UNIT TRUSTS, MUNICIPAL SERIES 635

         [Incorporated herein by this reference and made a part hereof is the "Portfolio" schedule as set forth in the Prospectus Part I for each Trust.]